Exhibit 10.83

CONSULTING AGREEMENT

Effective August 31, 2011 (“Effective Date”), Frederic H. Moll, M.D., an individual (“Consultant”), and Hansen Medical, Inc., a Delaware corporation having a principal place of business at 800 E. Middlefield Road, Mountain View, CA 94043 (“Company”) agree as follows:

Whereas, until the Effective Date of this Agreement, Consultant was an employee of Company and served as its Executive Chairman; and

Whereas, Company and Consultant have agreed that Consultant will resign from, and terminate his employment with, the Company on the Effective Date pursuant to the terms and conditions of a separation agreement (the “Separation Agreement”) and will transition immediately into a consulting role in accordance with the terms of this Agreement;

Wherefore, Consultant and Company agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services, and abide by the terms, set forth in Exhibit A in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this agreement (“Agreement”), Company will pay Consultant in accordance with Exhibit A.

2. Ownership Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Consultant develops, learns or obtains in connection with Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c. As additional protection for Proprietary Information, Consultant agrees that (i) until one year after the Effective Date of this Agreement, Consultant will not directly solicit any employee or consultant of Company to leave Company for any reason, and (ii) during the period that he is providing Services to the Company, (A) Consultant shall not engage in any activity with any organization in the field of robotically controlled flexible catheters for Electrophysiology or Vascular medical procedures and Consultant will not assist any other person or organization in competing or in preparing to compete in the field of robotically controlled flexible catheters for Electrophysiology or Vascular medical procedures and (B) Consultant will not accept employment with or directly or indirectly provide any type of services for Intuitive Surgical, Inc., Corindus Inc., or Catheter Robotics, Inc. to the extent such employment or services would compete with Hansen’s present or anticipated business. Consultant will notify Company within five (5) business days if and when Consultant accepts full time employment, and shall provide the identity of the full-time employer and the time employment with that company commenced.

d. To the extent allowed by law, Section 2.a and any license to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

e. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3. Warranty. Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and, (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

4. Former or Conflicting Obligations. Consultant represents and warrants to the Company that Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Consultant represents that Consultant’s performance of services under this Agreement will not breach any agreement not to compete with others or any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the effective date of this Agreement. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof.

5. Termination.

a. This Agreement will automatically terminate on the last day of the term specified on Exhibit A. Prior to such date, either party may terminate this Agreement with or without cause upon notice to the other party. Upon termination, the Company shall pay Consultant all unpaid, undisputed amounts due for the Services completed prior to such termination within ten (10) business days of the date of termination.

b. Sections 2 (subject to the limitations set forth in Section 2.c) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

6. Independent Contractor; No Employee Benefits. Consultant under this Agreement is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which Services are performed, is solely responsible for all taxes, withholdings, and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to any to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs, subject to the exceptions explicitly set forth in Exhibit A. .

7. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this agreement in whole or part to any successor to all or substantially all of the business and/or assets of the Company.

8. Notice. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice, or if sent by email, but only upon receipt of the email being acknowledged by the recipient.

If to Consultant:	The contact information appears below Consultant’s signature block.

If to Company:	Hansen Medical, Inc.
800 E. Middlefield Road Mountain View, CA 94043
Attn: Chief Executive Officer
Tel: (650) 404-5800

9. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. This Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and renders null and void all prior and contemporaneous written or oral agreements between you and the Company regarding the subject matter of this Agreement. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

CONSULTANT	HANSEN MEDICAL, INC.

/S/ FREDERIC H. MOLL, M.D.	By	/S/ BRUCE J BARCLAY
Dr. Frederic H. Moll, M.D		Bruce J Barclay
President & Chief Executive Officer

Address:

EXHIBIT A

1.	Term: Up to twelve (12) months from the Effective Date.

2.	Reporting to the Chief Executive Officer (the “CEO”).

3.	For the period beginning on the Effective Date through February 29, 2012, the only consideration due Consultant for the Services (as defined below) shall be vesting of the 87,500 restricted stock units granted to Consultant on December 20, 2010, as described in this Paragraph 3. On March 1, 2012, any unvested December 20, 2010 RSUs will fully vest, provided that this Agreement has not been terminated and Consultant has performed the Services requested by the Company’s CEO through such date. Notwithstanding the foregoing, if the Company terminates this Agreement prior to March 1, 2012 for any reason other than Consultant’s material breach of this Agreement or in the event of Consultant’s death prior to such date, then the December 20, 2010 RSUs will fully vest on the date this Agreement is terminated by the Company or on the date of Consultant’s death, as applicable. In this regard, the inability of Consultant to perform the Services as a result of his medically determinable physical or mental illness that is expected to result in death or which otherwise renders Consultant incapable of performing requested Services shall not constitute a material breach of this Agreement.

4.	Beginning on March 1, 2012 and for the remainder of the Term, the Company will pay Consultant an hourly fee of $300 per hour (exclusive of travel time to/from the Company’s headquarters in Mountain View, CA) for work requested in advance in writing by the CEO, payable in arrears 30 days after receipt of an invoice detailing hours (which shall be provided to the Company within 30 days following the end of each month).

5.	Expenses, including Consultant’s time, for pre-approved travel will be reimbursed by the Company in accordance with the Company’s then-current expense reimbursement policy.

6.	“Services” means work conducted by Consultant at the direct request of the Company’s CEO, principally (i) as a technology and clinical resource, and (ii) with regard to physician interactions. Consultant shall make himself available to provide up to 32 hours of Services per month during the Term. The Company shall provide reasonable advance notice of the Services to be requested to accommodate Consultant’s schedule.